EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2026 Results

  Revenue grew 7% compared to prior year, driven by 9% broad-based growth in the Americas
  Gross margin of 33.9% represented an improvement of 170 basis points compared to prior year
  Operating income increased 45% compared to prior year
  Order growth from large corporate customers continued, offset by declines from government and education customers

GRAND RAPIDS, Mich., June 25, 2025 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $779.0 million, net income of $13.6 million, or $0.11 per share, and adjusted earnings per share of $0.20. In the prior year, Steelcase reported revenue of $727.3 million, net income of $10.9 million, or $0.09 per share, and adjusted earnings per share of $0.16.

Revenue and order growth (decline) compared to the prior year were as follows:

	Q1 2026 vs. Q1 2025
	Revenue Growth	Organic Revenue Growth (Decline)	Organic Order Growth (Decline)

Americas	9%	9%	(1)%
International	1%	(1)%	1%
Steelcase Inc.	7%	7%	(1)%

Revenue grew 7 percent in the first quarter compared to the prior year and grew 7 percent on an organic basis, including 9 percent organic growth in the Americas and a 1 percent organic decline in International. The Americas growth was driven by a higher beginning backlog compared to the prior year and included strong growth from large corporate, government and healthcare customers. The International decline was driven by Germany and France, mostly offset by growth in India, the UK and China.

Orders (adjusted for currency translation effects) declined modestly in the first quarter compared to the prior year and included a 1 percent decline in the Americas and 1 percent growth in International. The Americas reflected growth from large corporate customers offset by declines from government and education customers. In the prior year, the Americas posted 10 percent growth compared to the first quarter of fiscal 2024. In International, strong growth in India, China and Central Europe was mostly offset by declines in Germany and France.

“Our first quarter results were a great start to the year,” said Sara Armbruster, president and CEO. “We delivered strong revenue growth, led by our large corporate customers who are investing to reimagine their workplaces. As organizations bring people together in new ways, they are turning to Steelcase to create spaces that support connection, creativity and performance. While external factors are impacting a few parts of our business, the majority of our businesses and geographies are performing well. We remain confident in our strategy and focused on delivering value to our customers.”

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	May 30, 2025	May 24, 2024	May 30, 2025	May 24, 2024
Americas	$28.0	$18.5	$40.2	$25.9
International	(2.5)	(0.9)	(1.2)	2.3
	$25.5	$17.6	$39.0	$28.2

Operating income of $25.5 million in the first quarter represented an increase of $7.9 million compared to the prior year. Adjusted operating income of $39.0 million in the first quarter represented an increase of $10.8 million compared to the prior year, including an improvement of $14.3 million in the Americas, primarily driven by higher revenue, and a $3.5 million decline in International, primarily driven by a lower mix of small-to-medium sized business in Germany and France.

“During the first quarter, we initiated restructuring actions in the Americas (including salaried headcount reductions and the elimination of open job requisitions targeting approximately $20 million of annualized spending). Our fiscal 2026 targets that we shared in March reflected the expected benefits of these actions, which were taken to prioritize investments in our strategic initiatives and growth areas,” said Dave Sylvester, senior vice president and CFO. “In addition, we have initiated procedures with applicable unions and works councils in Europe as part of actions which are targeted to further reduce our cost structure in response to weak macroeconomic factors and lower demand in Germany and France. These actions are in support of our broader goal to improve profitability in our International segment.”

Gross margin of 33.9 percent in the first quarter represented an improvement of 170 basis points compared to the prior year, driven by higher volume in the Americas, $6 million of lower restructuring costs, and benefits from cost reduction initiatives, partially offset by approximately $7 million of higher tariff costs, net of pricing benefits, in the Americas.

Operating expenses of $230.1 million in the first quarter represented an increase of $12.6 million compared to the prior year. The increase was driven by approximately $7.2 million of higher employee costs, $5.1 million of higher variable compensation expense and approximately $2 million of unfavorable currency translation effects.

Other expense, net of $3.3 million in the first quarter represented a decrease of $3.6 million compared to other income, net in the prior year, primarily due to foreign exchange losses.

Total liquidity, which is comprised of cash and cash equivalents, short-term investments and the cash surrender value of company-owned life insurance, aggregated to $391.5 million at the end of the first quarter and represented an increase of $13.7 million compared to the prior year. Total debt was $447.3 million. Trailing four quarter adjusted EBITDA was $265.8 million, or 8.3 percent of revenue.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before July 21, 2025, to shareholders of record as of July 7, 2025.

Outlook

At the end of the first quarter, the company’s backlog was approximately $801 million, which was 2 percent higher than the prior year. The company expects second quarter fiscal 2026 revenue to be in the range of $860 to $890 million. The company reported revenue of $855.8 million in the second quarter of fiscal 2025. The projected revenue range translates to approximately flat to growth of 4 percent, compared to the prior year, or approximately flat to growth of 3 percent on an organic basis. The company expects to report earnings per share of between $0.27 to $0.31 for the second quarter of fiscal 2026, which includes the impact of amortization of purchased intangible assets and projected restructuring costs, and adjusted earnings per share of between $0.36 to $0.40. The company reported earnings per share of $0.53 and adjusted earnings per share of $0.39 in the second quarter of fiscal 2025.

The second quarter estimates include:

  gross margin of approximately 33.0 to 33.5 percent, which includes an assumption that higher tariff costs and inflation of approximately $20 million will be offset by higher pricing benefits in the Americas as compared to the prior year, projected operating expenses of between $230 to $235 million, projected interest expense, net of investment income and other income, net, of approximately $3 million, and a projected effective tax rate of approximately 27 percent.

“I am proud of our teams around the world for their strong execution and continuing the momentum we built in fiscal 2025,” said Armbruster. “Our customer conversations remain very active, including at the recent Design Days and Neocon events in Chicago, where many arrived prepared to move forward with final design decisions for their projects. These interactions reinforce the trust our customers place in us and the relevance of our solutions in a changing world of work.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 30, 2025	May 24, 2024	% Change

Revenue
Americas (1)	$603.6	$554.4	9%
International (2)	175.4	172.9	1%
	$779.0	$727.3	7%

Revenue mix
Americas	77.5%	76.2%
International	22.5%	23.8%

Operating income (loss)
Americas	$28.0	$18.5
International	(2.5)	(0.9)
	$25.5	$17.6

Operating margin	3.3%	2.4%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a comprehensive portfolio of furniture, interior architectural, textile and surface imaging products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, AMQ, Coalesse, Designtex, HALCON, Orangebox, Smith System and Viccarbe brands.
  The International segment serves customers in EMEA and Asia Pacific with a comprehensive portfolio of furniture and interior architectural products that are marketed to corporate, government, education, healthcare and retail customers primarily through the Steelcase, Coalesse, Orangebox, Smith System and Viccarbe brands.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2026 vs. Q1 2025
(Unaudited)
	Steelcase Inc.	Americas	International

Q1 2025 revenue	$727.3	$554.4	$172.9
Currency translation effects	2.5	(0.9)	3.4
Q1 2025 revenue, adjusted	$729.8	$553.5	$176.3

Q1 2026 revenue	$779.0	$603.6	$175.4
Organic growth (decline) $	$49.2	$50.1	$(0.9)
Organic growth (decline) %	7%	9%	(1)%

ADJUSTED EARNINGS PER SHARE
(Unaudited)	(Unaudited)
	Three Months Ended
	May 30, 2025	May 24, 2024
Earnings per share - diluted	$0.11	$0.09
Amortization of purchased intangible assets, per share	0.04	0.04
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.08	0.05
Income tax effect of restructuring costs, per share	(0.02)	(0.01)
Adjusted earnings per share - diluted	$0.20	$0.16

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	August 23, 2024	November 22, 2024	February 28, 2025	May 30, 2025	May 30, 2025
Net income	$63.1	$19.1	$27.6	$13.6	$123.4
Income tax expense (benefit)	22.8	7.0	(19.5)	5.2	15.5
Interest expense	6.4	6.3	6.8	6.3	25.8
Depreciation and amortization	20.0	20.0	20.6	17.6	78.2
Share-based compensation	2.9	1.5	4.6	12.9	21.9
Restructuring costs	2.2	2.0	0.3	9.2	13.7
Gains on the sale of land, net of variable compensation impacts	(27.9)	—	—	—	(27.9)

Loss on pension plan settlement	—	15.2	—	—	15.2
Adjusted EBITDA	$89.5	$71.1	$40.4	$64.8	$265.8

Revenue	$855.8	$794.9	$788.0	$779.0	$3,217.7
Adjusted EBITDA as a percentage of revenue	10.5%	8.9%	5.1%	8.3%	8.3%

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q2 2026 vs. Q2 2025
Steelcase Inc.

Q2 2025 revenue	$855.8
Currency translation effects	5.3
Q2 2025 revenue, adjusted	$861.1

Q2 2026 revenue, projected	$860 - 890
Organic growth (decline) $	$(1) - 29
Organic growth (decline) %	0 - 3%

PROJECTED ADJUSTED EARNINGS PER SHARE
	Three Months Ended
	August 29, 2025	August 23, 2024
Earnings per share - diluted	$0.27 - 0.31	$0.53
Amortization of purchased intangible assets, per share	0.04	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.08	0.02
Income tax effect of restructuring costs, per share	(0.02)	(0.01)
Gains on the sale of land, net of variable compensation impacts, per share	—	(0.23)
Income tax effect of gains on the sale of land, net of variable compensation impacts, per share	—	0.06
Adjusted earnings per share - diluted	$0.36 - 0.40	$0.39

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 30, 2025		May 24, 2024
Revenue	$779.0	100.0%	$727.3	100.0%
Cost of sales	514.2	66.0	485.9	66.8
Restructuring costs	1.0	0.1	7.0	1.0
Gross profit	263.8	33.9	234.4	32.2
Operating expenses	230.1	29.5	217.5	29.9
Restructuring costs (benefits)	8.2	1.1	(0.7)	(0.1)
Operating income	25.5	3.3	17.6	2.4
Interest expense	(6.3)	(0.8)	(6.2)	(0.8)
Investment income	2.9	0.3	2.4	0.3
Other income (expense), net	(3.3)	(0.4)	0.3	—

Income before income tax expense	18.8	2.4	14.1	1.9
Income tax expense	5.2	0.7	3.2	0.4
Net income	$13.6	1.7%	$10.9	1.5%

Operating income	$25.5	3.3%	$17.6	2.4%
Amortization of purchased intangible assets	4.3	0.5	4.3	0.6
Restructuring costs	9.2	1.2	6.3	0.9
Adjusted operating income	$39.0	5.0%	$28.2	3.9%

Americas
	(Unaudited)
	Three Months Ended
	May 30, 2025		May 24, 2024
Revenue	$603.6	100.0%	$554.4	100.0%
Cost of sales	390.7	64.7	364.9	65.8
Restructuring costs	1.0	0.2	4.1	0.8
Gross profit	211.9	35.1	185.4	33.4
Operating expenses	175.8	29.1	166.7	30.1
Restructuring costs	8.1	1.4	0.2	—
Operating income	28.0	4.6	18.5	3.3

Amortization of purchased intangible assets	3.1	0.5	3.1	0.6
Restructuring costs	9.1	1.6	4.3	0.8
Adjusted operating income	$40.2	6.7%	$25.9	4.7%

International
	(Unaudited)
	Three Months Ended
	May 30, 2025		May 24, 2024
Revenue	$175.4	100.0%	$172.9	100.0%
Cost of sales	123.5	70.4	121.0	70.0
Restructuring costs	—	—	2.9	1.7
Gross profit	51.9	29.6	49.0	28.3
Operating expenses	54.3	31.0	50.8	29.3
Restructuring costs (benefits)	0.1	—	(0.9)	(0.5)
Operating loss	(2.5)	(1.4)	(0.9)	(0.5)

Amortization of purchased intangible assets	1.2	0.7	1.2	0.6
Restructuring costs	0.1	—	2.0	1.2
Adjusted operating income (loss)	$(1.2)	(0.7)%	$2.3	1.3%

Webcast

Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow. Listeners may access the conference call at http://ir.steelcase.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth (decline), (2) adjusted operating income (loss), (3) adjusted earnings per share and (4) adjusted EBITDA. The company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth (Decline)

The company defines organic revenue growth (decline) as revenue growth (decline) excluding the impact of acquisitions and divestitures, foreign currency translation effects and the impact of the additional week in the fourth quarter of 2025. Organic revenue growth (decline) is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company's acquisition, to exclude revenues of divested companies, to use current year average exchange rates in the conversion of foreign-denominated revenue and to exclude the estimated revenues associated with the additional week in the fourth quarter of 2025. The company believes organic revenue growth (decline) is a meaningful metric to investors as it provides a more consistent comparison of the company's revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings Per Share

The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets, restructuring costs (benefits) and gains (losses) on the sale of land, net of variable compensation impacts. The company defines adjusted earnings per share as earnings per share, on a diluted basis, excluding amortization of purchased intangible assets, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements, and the related income tax effects of these items.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which include the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Restructuring costs (benefits): Restructuring costs (benefits) may be recorded as the company's business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs (benefits), which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on the sale of land, net of variable compensation impacts: The company may sell land when conditions are favorable. Gains and losses on the sale of land may increase or decrease, respectively, variable compensation expense. The company believes adjusting for these items provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Gains (losses) on pension plan settlements: The company realizes gains or losses previously reported as unrealized in Accumulated other comprehensive income (loss) in Other income (expense), net, in connection with pension plan settlements when all risks related to the benefit obligations to plan participants and plan assets are transferred. The company believes adjusting for the gains or losses on pension plan settlements provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA

The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to exclude share-based compensation, restructuring costs (benefits), gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company's lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs, gains (losses) on the sale of land, net of variable compensation impacts, and gains (losses) on pension plan settlements to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project," "target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase (NYSE: SCS) is a global design and thought leader in the world of work. Our purpose is to help the world work better. Along with more than 30 creative and technology partner brands, we research, design and manufacture furnishings and solutions for many of the places where work happens — including offices, homes, and learning and health environments. Together with our 11,300 employees, we’re working toward better futures for the wellbeing of people and the planet. Our solutions come to life through our global community of expert Steelcase dealers in approximately 790 locations, store.steelcase.com and other retail partners. For more information, visit Steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 30, 2025	May 24, 2024
Revenue	$779.0	$727.3
Cost of sales	514.2	485.9
Restructuring costs	1.0	7.0
Gross profit	263.8	234.4
Operating expenses	230.1	217.5
Restructuring costs (benefits)	8.2	(0.7)
Operating income	25.5	17.6
Interest expense	(6.3)	(6.2)
Investment income	2.9	2.4
Other income (expense), net	(3.3)	0.3
Income before income tax expense	18.8	14.1
Income tax expense	5.2	3.2
Net income	$13.6	$10.9

Earnings per share:
Basic	$0.11	$0.09
Diluted	$0.11	$0.09
Weighted average shares outstanding - basic	118.3	118.4
Weighted average shares outstanding - diluted	119.0	119.1

Dividends declared and paid per common share	$0.100	$0.100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 30, 2025	February 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$183.9	$346.3
Short-term investments	42.1	41.6
Accounts receivable, net of allowance of $5.6 and $4.7	340.1	323.1
Inventories, net	286.6	245.7
Prepaid expenses	43.4	37.5
Other current assets	42.6	34.8
Total current assets	938.7	1,029.0

Property, plant and equipment, net of accumulated depreciation of $1,163.7 and $1,132.8	337.0	328.1
Company-owned life insurance ("COLI")	165.5	170.4
Deferred income taxes	166.0	166.8
Goodwill	275.7	273.5
Other intangible assets, net of accumulated amortization of $113.3 and $106.3	74.1	77.0
Investments in unconsolidated affiliates	53.9	53.3
Right-of-use operating lease assets	142.4	141.2
Other assets	102.1	91.1
Total assets	$2,255.4	$2,330.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241.5	$228.2
Current operating lease obligations	39.6	39.7
Employee compensation	89.8	187.3
Employee benefit plan obligations	25.3	49.7
Accrued promotions	24.7	23.5
Customer deposits	54.0	43.0
Other current liabilities	93.6	97.7
Total current liabilities	568.5	669.1

Long-term liabilities:
Long-term debt	447.3	447.1
Employee benefit plan obligations	93.0	100.7
Long-term operating lease obligations	115.0	113.9
Other long-term liabilities	48.9	47.9
Total long-term liabilities	704.2	709.6
Total liabilities	1,272.7	1,378.7

Shareholders’ equity:
Additional paid-in capital	37.4	29.3
Accumulated other comprehensive income (loss)	(42.0)	(63.5)
Retained earnings	987.3	985.9
Total shareholders’ equity	982.7	951.7
Total liabilities and shareholders’ equity	$2,255.4	$2,330.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)
	Three Months Ended
	May 30, 2025	May 24, 2024
OPERATING ACTIVITIES
Net income	$13.6	$10.9
Depreciation and amortization	17.6	20.2
Share-based compensation	13.1	14.8
Restructuring costs	9.2	6.3
Other	1.9	(0.9)
Changes in operating assets and liabilities:
Accounts receivable	(10.1)	13.6
Inventories	(37.3)	(16.7)
Cloud computing arrangements expenditures	(10.7)	(10.9)
Other assets	(10.3)	(10.8)
Accounts payable	9.9	11.6
Employee compensation liabilities	(111.0)	(81.7)
Employee benefit obligations	(33.8)	(25.9)
Accrued expenses and other liabilities	6.8	10.4
Net cash used in operating activities	(141.1)	(59.1)

INVESTING ACTIVITIES
Capital expenditures	(14.0)	(12.1)
Purchases of short-term investments	(5.1)	(36.2)
Liquidations of short-term investments	4.6	0.5
Other	8.6	1.2
Net cash used in investing activities	(5.9)	(46.6)

FINANCING ACTIVITIES
Dividends paid	(12.2)	(12.3)
Common stock repurchases	(5.0)	(27.7)
Net cash used in financing activities	(17.2)	(40.0)

Effect of exchange rate changes on cash and cash equivalents	0.9	0.1

Net decrease in cash, cash equivalents and restricted cash	(163.3)	(145.6)
Cash and cash equivalents and restricted cash, beginning of period (1)	353.8	325.9
Cash and cash equivalents and restricted cash, end of period (2)	$190.5	$180.3

(1)   These amounts include restricted cash of $7.5 and $7.3 as of February 28, 2025 and February 23, 2024, respectively.

(2)   These amounts include restricted cash of $6.6 and $7.1 as of May 30, 2025 and May 24, 2024, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  The restricted cash balance is included as part of Other assets on the Condensed Consolidated Balance Sheets.

Investor Contact:
Mike O'Meara
Investor Relations
ir@steelcase.com

Media Contact:
Brodie Bertrand
Corporate Communications
communications@steelcase.com